EXHIBIT 99.1

FOR IMMEDIATE RELEASE
August 2, 2021

For further information contact:
Investor Relations
                                PR@citizensinc.com

CITIZENS ANNOUNCES THREE NEW BOARD MEMBERS

AUSTIN, TX – August 2, 2021 -- Citizens, Inc. (NYSE: CIA) announces the appointment of three new board members, effective August 1, 2021, demonstrating a continued commitment to Board diversity and an inclusive culture. The new members bring years of insurance experience to the Board, each from a different perspective, bringing unique expertise to enhance the Board's ability to effectively oversee the Company's business operations and guide management's efforts to achieve long-term strategic objectives.

New Board members:

Cindy Davis is a seasoned executive in the insurance industry with over 30 years of underwriting in both the carrier and brokerage side. She is currently the Assistant Vice President and Senior Underwriting Consultant at NFP/Partners Financial providing underwriting expertise specializing in complex high net worth cases, foreign nationals and offshore insurance. Previously, Ms. Davis was the Chief Underwriter at Financial Industries Corporation (FIC) and Great American.

Ms. Davis is involved with the Texas Wide Underwriting planning board and volunteers for various community organizations, including the Austin Food Bank and Habitat for Humanity. Ms. Davis received a B.A. in Economics from the University of Georgia and has been a Fellow, Life Management Institute since 1993, a Fellow, Academy of Life Underwriting since 2015 and is a LOMA certified Associate, Customer Service.

Keith Morgan has decades of experience as a senior legal executive, most recently as Chief Legal Officer & Senior Executive VP at TIAA, a $1 trillion retirement, insurance and asset management company. Mr. Morgan specializes in securities law, financial regulation, international transactions and mergers and acquisitions. He spent nearly 20 years at GE, serving as general counsel and senior vice president of GE Commercial Finance Ltd. and GE Capital Corporation. Before joining GE, Mr. Morgan served as the managing partner of Gibson, Dunn & Crutcher's London, Paris, and Saudi Arabia offices. Earlier in his career, he served in the U.S. Navy Judge Advocate General's Corps.

Mr. Morgan served as a Board Member for GE Capital and GE Capital Bank and as a Trustee for The Master's School. He also participates in various community activities, including having volunteered for the New York City Council of the Boy Scouts of America. Mr. Morgan received a B.A. in Economics from Duke University and a Juris Doctor from the University of Virginia Law School.

Mary Taylor is a businesswoman and politician who served as the Lieutenant Governor of Ohio from 2011 to 2018 and the Director of the Ohio Department of Insurance from 2011-2017. Currently the Vice President for Operations and Finance at Northeast Ohio Medical University. She is a Certified Public Accountant and recognized tax and auditing expert with over 30 years of experience in the public and private sector, including serving as the former Auditor for the State of Ohio. Ms. Taylor has extensive experience in transforming operations, implementing automation in insurance and delivering results in complex tax cases with the IRS and the Department of Labor.

Ms. Taylor currently serves as a Board Member for the American Red Cross (Greater Akron and Mahoning Valley), Crystal Diagnostics (as a member on behalf of Northeast Ohio Medical University), and eMAXX, where she Chairs the Audit Committee. Ms. Taylor received her B.S. in Accounting and Master of Taxation from the University of Akron.

J.D. "Chip" Davis, Jr., Chairman of the Board, said, "We are thrilled to welcome our new board members, demonstrating a continued commitment to diversity and an inclusive culture. The new members join a 10-member board with a wide array of expertise and 20% diverse membership. Each of our new members brings a unique background and wealth of experience to strengthen our foundation as we strive to fulfill our mission to serve and benefit all of our stakeholders."

About Citizens, Inc.

Citizens, Inc. is a financial services company listed on the New York Stock Exchange under the symbol CIA. The Company utilizes a three-pronged strategy for growth based upon worldwide sales of U.S. Dollar-denominated whole life cash value insurance policies, life insurance product sales in the U.S. and final expense and limited liability property product sales in the U.S.

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Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “will,” “expect,” “anticipate”, “intends,” “continue” or comparable words. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the periodic reports the Company files with the Securities and Exchange Commission, particularly its Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and its current reports on Form 8-K, for “Risk Factors” and other meaningful cautionary language disclosing why actual results may vary materially from those expected or implied by the forward-looking statements. The Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company’s expectations. Accordingly, you should not unduly rely on these forward-looking statements. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.